SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 4, 2002
Date of report (Date of earliest event reported)

WESTERN DIGITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-08703	33-0956711
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20511 Lake Forest Drive Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 672-7000

N/A
(Former name and former address, if changed since last report)

Item 9. Regulation FD Disclosure.
SIGNATURE

Item 9. Regulation FD Disclosure.

In meetings with institutional investors and analysts this week, officials of the Company expect to provide an update on conditions in the hard drive industry for the months of October and November, 2002. A copy of the Company’s current investor presentation including a summary of the updated industry conditions is available at http://wdc.com/company/investor/WDInvestorPres_Dec2002.ppt.

Specifically, the Company indicated that in the months of October and November:

•	demand from PC OEM customers was strong and sell through in its distribution business was on track;

•	pricing for desktop PC hard drives was better than expected;

•	industry inventories have been well managed and remain within a manageable range;

•	expectations of a linear quarter are on track; and

•	conditions in the month of December will determine the Company’s ability to exceed its guidance for the quarter.

On October 17, 2002 in a quarterly conference call, the Company forecasted the following ranges for its December quarter: revenue between $620 million and $640 million on unit shipments of between 9.3 million and 9.6 million; gross margin in the low 14% range; net income between $25 million and $28 million; and earnings per share of $.13 to $.14. A transcript of the October 17, 2002 conference call is available at http://wdc.com/company/investor/q103remarks.asp.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR”
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

During the meetings, Company representatives may make forward-looking statements concerning conditions in the hard drive industry, our leveraged business model, our expectations of growth in the desktop PC and consumer electronics markets and our business and financial outlook for the next quarter. These forward-looking statements are based on current expectations, and actual results could differ materially as a result of several factors, including:

•	the Company’s ability to execute future production ramps;

•	uncertainties related to the development and introduction of products based on new technologies;

•	overall supply and customer demand in the hard drive industry;

•	pricing trends and other competitive factors;

•	changes in product and customer mix;

•	business conditions and growth in the PC industry;

•	availability of product components;

•	overall economic conditions; and

•	other factors listed in our recent SEC filings, including the risk factors contained in the Company’s 10-K, 10-Q and other SEC filings.

We undertake no obligation to update our forward-looking statements to reflect subsequent events or circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2002

WESTERN DIGITAL CORPORATION

By:	/s/ RAYMOND M. BUKATY

Raymond M. Bukaty Vice President, General Counsel and Secretary